EXHIBIT 99.1

NEWS RELEASE

DRESS BARN, INC. REPORTS RECORD SECOND QUARTER SALES AND EARNINGS

-- 2Q ‘06 Sales Increase 55% --
-- 2Q ‘06 Diluted Earnings Per Share $0.42 Versus $0.05 Last Year --

SUFFERN, NY - MARCH 7, 2006 - Dress Barn, Inc. (NASDAQ - DBRN), a leading national specialty apparel retailer offering quality career and casual fashion apparel through its dressbarn and maurices brands, today reported record second fiscal quarter sales and earnings results.

Net earnings for the 13-week period ended January 28, 2006 increased to a record $14.1 million, or $0.42 per diluted share, compared to $1.6 million, or $0.05 per diluted share in the same quarter last year. This year’s quarterly earnings per share were reduced by approximately $0.05 due to the share conversion feature of the Company’s 2.5% Convertible Notes and the effect of expensing stock options. Last year’s quarterly earnings were negatively impacted by approximately $2.1 million, or $0.07 per diluted share as a result of the acquisition and integration costs related to the maurices acquisition, which was completed January 2, 2005. Excluding the effect of these items, this year’s second quarter earnings per share would have been $0.47 per diluted share versus $0.12 per diluted share, in the same period last year, which included only one month of maurices’ results.

Net sales for the 13-week period ended January 28, 2006, increased 55% to $310.9 million compared to $200.1 million in the second quarter of the prior year. The quarterly increase was driven by the inclusion of a full quarter’s contribution from maurices, compared to one month in the prior year’s quarter, as well as better than expected sales results for both dressbarn and maurices. Comparable store sales increased 10% for this second fiscal quarter for both brands.

For the fiscal six months ended January 28, 2006, net earnings increased to $34.5 million, or $1.05 per diluted share. This compares to $8.8 million, or $0.29 per diluted share for the comparable period last year.

Net sales for the fiscal six months ended January 28, 2006 increased 59% to $629.8 million compared to $397.3 million reported for the comparable fiscal six-month period ended January 29, 2005. This year’s sales results include maurices for a full six-month period, compared to one month in the prior year’s results. Comparable store sales increased 9% for this period with dressbarn increasing 9% and maurices increasing 10%.

David R. Jaffe, President and Chief Executive Officer of Dress Barn, Inc. commented, “We are pleased to report record sales and earnings for the second quarter. Our business is strong, and we are achieving better than expected top line growth and leveraging our base of expenses. Our read on Spring, while it is still early, is encouraging with strong full-priced sell-through for both brands. Our inventories are clean, as we anticipate continued strong spring selling. Spring is traditionally our strongest season, and we are excited about the opportunities ahead.”

Mr. Jaffe continued, “We are also pleased with the financial strength of the Company and the continued flexibility this provides. We have repaid the $100 million term loan for the maurices acquisition and, at the same time, have built a cash position of nearly $100 million. The integration of our two brands has achieved better than expected synergies. As we look ahead, we are excited about the continued development of our brands, our operational capabilities and our financial strength.”

Earnings Guidance

As announced January 10, 2006, the Company raised its earnings guidance per diluted share for the full fiscal year ending July 29, 2006 to the range of $2.00 to $2.05 from its previous earnings guidance of $1.90 to $1.95 per diluted share.

This projection assumes net sales in the range of $1.265 billion to $1.270 billion and a comparable store sales increase in the 4% range for the remainder of the fiscal year. In addition, this projection includes an estimated annual dilution of $0.08 per share for the expensing of stock options; and an additional estimated dilution of $0.15 per share due to the net share settlement feature of the Company’s outstanding 2.5% Convertible Notes.

Conference Call Information

The Company will conduct a conference call today, March 7, 2006 at 4:30 p.m. Eastern Time to review its second fiscal quarter financial results. The conference call will be webcast and can be accessed via the Company’s website at www.dressbarn.com. The dial-in number is (617) 597-5396 and the passcode is 22080128. A replay of the call will be available until April 7, 2006 by dialing (617) 801-6888 the passcode is 49629238.

ABOUT DRESS BARN, INC.

Dress Barn, Inc. (NASDAQ - DBRN) is a leading national specialty apparel retailer offering quality career and casual fashion apparel through its dressbarn and maurices brands. As of February 25, 2006, the Company operated 784 dressbarn stores in 45 states and 513 maurices stores in 39 states. For more information, please visit www.dressbarn.com and www.maurices.com.

FORWARD-LOOKING STATEMENTS

Certain statements made in this press release are not historical in nature and are “forward-looking statements”, within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially. The Company does not undertake to publicly update or review its forward-looking statements even if experience or future changes make it clear that our projected results expressed or implied will not be achieved. Detailed information concerning a number of factors that could cause actual results to differ materially from the information contained herein is readily available on our most recent report on Form 10-K for the year ended July 30, 2005 and Form 10-Q for the quarter ended October 29, 2005.

The conference call will be recorded on behalf of Dress Barn, Inc. and consists of copyrighted material. It may not be re-recorded, re-produced, transmitted or re-broadcast, in whole or in part, without the Company’s express written permission. Accessing the call or the rebroadcast represents consent to these terms and conditions. Participation in the call serves as consent to having any comments or statements made appear on any transcript, broadcast or rebroadcast of this call.

CONTACT:	Dress Barn, Inc. Investor Relations (845) 369-4600

The Dress Barn, Inc. and Subsidiaries
Condensed Consolidated Statements of Earnings - Unaudited
Dollars in thousands except per share amounts

	Thirteen Weeks Ended				Twenty-Six Weeks Ended
	January 28,		January 29,		January 28,		January 29,
	2006		2005		2006		2005

Net sales	$310,907	100.0%	$200,138	100.0%	$629,796	100.0%	$397,254	100.0%
Cost of sales, including
occupancy and buying costs	193,184	62.1%	125,536	62.7%	379,958	60.3%	249,948	62.9%
Gross profit	117,723	37.9%	74,602	37.3%	249,838	39.7%	147,306	37.1%
Selling, general and
administrative expenses	84,797	27.3%	62,568	31.3%	169,537	26.9%	117,701	29.6%
Depreciation expense	10,268	3.3%	7,745	3.9%	20,573	3.3%	13,901	3.5%
Litigation charge	-	0.0%	799	0.4%	-	0.0%	1,598	0.4%
Operating income	22,658	7.3%	3,490	1.7%	59,728	9.5%	14,106	3.6%

Interest income	475	0.2%	51	0.0%	625	0.1%	773	0.2%
Interest expense	(1,207)	-0.4%	(1,344)	-0.7%	(2,915)	-0.5%	(1,805)	-0.5%
Other income	382	0.1%	382	0.2%	763	0.1%	763	0.2%
Earnings before income taxes	22,308	7.2%	2,579	1.3%	58,201	9.2%	13,837	3.5%
Income taxes	8,196	2.6%	942	0.5%	23,721	3.8%	5,051	1.3%
Net earnings	$14,112	4.5%	$1,637	0.8%	$34,480	5.5%	$8,786	2.2%
Earnings per share:
Basic:	$0.46		$0.06		$1.13		$0.30
Diluted:	$0.42		$0.05		$1.05		$0.29
Average shares outstanding:
Basic:	30,551		29,699		30,411		29,639
Diluted:	33,822		30,491		32,982		30,420

The Dress Barn, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets - Unaudited
Dollars in thousands

	January 28,	January 29,
ASSETS	2006	2005
Current Assets:
Cash and cash equivalents	$29,587	$34,936
Restricted cash and investments	100	39,461
Marketable securities and investments	66,221	5,726
Merchandise inventories	140,133	146,359
Deferred taxes	-	13,691
Prepaid expenses and other	16,081	13,296
Total Current Assets	252,122	253,469
Property and Equipment	436,514	416,299
Less accumulated depreciation and amortization	207,795	180,438
Property and equipment, net	228,719	235,861

Intangible Assets, net	110,721	111,766
Goodwill	132,566	135,774
Other Assets	17,905	18,831
TOTAL ASSETS	$742,033	$755,701
LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
Accounts payable-trade	$88,277	$89,294
Accrued salaries, wages and related expenses	38,038	32,535
Other accrued expenses	32,842	31,522
Litigation accrual	-	37,736
Customer credits	19,132	12,677
Deferred tax liability	2,903	-
Current portion of long-term debt	1,118	11,060
Total Current Liabilities	182,310	214,824
Long-Term Debt	145,333	236,451
Deferred Rent and Other	45,967	41,401
Deferred Tax Liability	6,474	-
Total Liabilities	380,084	492,676
Shareholders' Equity	361,949	263,025
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$742,033	$755,701